UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 02, 2026

American Bitcoin Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39096	83-2242651
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Brickell Avenue Suite 1500
Miami, Florida		33131
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 305 224-6427

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ABTC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

The information contained in Item 5.03 below is incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 2, 2026, American Bitcoin Corp. (the "Company") filed an amendment (the "Amendment") to its Second Amended and Restated Certificate of Incorporation, as Amended (the "Charter"), with the Secretary of State of the State of Delaware to effect a reverse stock split at a ratio of 1-for-15 (the "Reverse Stock Split") of the Company's outstanding shares of common stock. The Amendment became effective on July 2, 2026. As previously disclosed, at its annual meeting of stockholders held on June 22, 2026 (the "Annual Meeting"), the Company's stockholders approved a proposal to authorize the Company's board of directors (the "Board") to amend the Charter to effect a reverse stock split at a ratio within a range of 1-for-5 and 1-for-40 (or any number in between), as determined by the Board in its discretion. Following the completion of the Annual Meeting, on June 22, 2026, the Board approved the Reverse Stock Split at a ratio of 1-for-15.

On July 6, 2026, the Company’s Class A common stock began trading under the existing symbol “ABTC” on a reverse split-adjusted basis under a new CUSIP number, 02462A 203.

The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder's percentage ownership interest or proportionate voting power in the Company's equity, except for de minimis changes as a result of the elimination of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to a fractional share of any class of the Company’s common stock are instead entitled to a cash payment from the Company’s transfer agent in an amount equal to their respective pro rata shares of the total proceeds of that sale net of any brokerage costs incurred by the transfer agent to sell such stock. The Reverse Stock Split will reduce the number of shares issued from 1,092,295,800 shares, comprising 360,070,897 shares of Class A common stock, 732,224,903 shares of Class B common stock, and no shares of Class C common stock, to approximately 73 million shares, comprising approximately 24 million shares of Class A common stock, approximately 49 million shares of Class B common stock, and no shares of Class C common stock, subject to adjustment for fractional shares. The authorized number of shares and par value of each class of the Company’s common stock will not be reduced.

In addition, proportionate adjustments will be made to (i) the number of shares of common stock available for issuance and the number of shares of common stock issuable upon the vesting and settlement of existing equity grants under the Company’s equity compensation plan and (ii) the number of shares of the Company’s Class A common stock purchasable upon exercise of outstanding warrants and, for certain of the Company’s outstanding warrants, their exercise price per share, in each case in accordance with the terms of the relevant warrant agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On July 1, 2026, the Company issued a press release announcing the effective date of the Reverse Stock Split. A copy of the press release is filed as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as Amended, dated July 2, 2026.
99.1	Press Release, dated July 1, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BITCOIN CORP.

Date:	July 6, 2026	By:	/s/ Matt Prusak
Name: Matt Prusak Title: President and Interim Chief Financial Officer